Exhibit 10.5
LIMITED GUARANTY OF LEASE
This LIMITED GUARANTY OF LEASE (the “Guaranty”) is dated the 17th day of September, 2010, and is made by MORGANS GROUP LLC, a Delaware limited liability company (“Guarantor”) to and for the benefit of HASINA, LLC, a California limited liability company, TARSTONE HOTELS, LLC, a Delaware limited liability company, KALPANA, LLC, a California limited liability company, RIGG HOTEL, LLC, a California limited liability company, and JRIA, LLC, a Delaware limited liability company (collectively, “Lessors”).
RECITALS
A. CLIFT HOLDINGS, LLC, a Delaware limited liability company (“Lessee”), 495 GEARY, LLC, a Delaware limited liability company (“495 Geary”), and MORGANS HOTEL GROUP CO., a Delaware corporation (“Morgans”), on the one hand, and Lessors and TARSADIA HOTELS, a California corporation (“Tarsadia”), on the other hand, have concurrently herewith entered into that certain Settlement and Release Agreement of even date herewith (the “Settlement Agreement”), a copy of which is attached hereto as Exhibit “A,” with respect to the Lessors Action and the Morgans Action (as defined therein).
B. Guarantor is the direct or indirect owner of Lessee and 495 Geary, and will benefit directly from the terms and provisions of the Settlement Agreement.
C. In order to induce Lessors and Tarsadia to enter into the Settlement Agreement, Guarantor has offered and agreed to guaranty the Guaranteed Obligations (as hereinafter defined) (subject to the limitations set forth herein) under that certain “Ground Lease” dated October 14, 2004, as amended from time to time (the “Lease”) for the land and improvements (and certain personal property thereon) located at and commonly known as 495 Geary Street, San Francisco, California (the “Premises”).
D. Except as otherwise defined herein, all capitalized terms shall have the means ascribed to them in the Lease.
AGREEMENT
NOW, THEREFORE, for valuable consideration, including the performance of the promises, covenants, representations and warranties hereinafter set forth, Guarantor, intending to be legally and equitably bound, covenants and agrees as follows:
I.
GUARANTY
1.1. Guarantor hereby irrevocably and unconditionally guarantees and promises to, and for the benefit of, Lessors and each of them, and their successors and assigns, the full and complete payment and performance by Lessee of the Guaranteed Obligations as and when such payment or performance shall become due. As used herein, the term “Guaranteed Obligations”) shall mean any and all Losses (as hereinafter defined) incurred or suffered by Lessors, or any of them, and arising out of or in connection with the occurrence of any of the matters listed below from and after the date hereof:
(a) Lessee (i) fails to pay any installment of Annual Base Rent or Defaulted Rent Payment when due and thereafter within three (3) days after delivery of written notice of such failure to the offices of Lessee (delivered pursuant to the notice provisions of the Lease) and Guarantor (delivered pursuant to the notice provisions set forth herein), and (ii) fails to vacate and surrender the Premises in compliance with its obligations under Section 8.1 of the Lease (subject to the obligations of Lessee to transition operations of the Hotel and the Hotel Business to Lessors in accordance with the terms of Section 9.2 of the Lease, upon the expiration of such three (3) day period; or

(b) An Event of Default occurs as a result of (i) the failure by Lessee to pay any sums (other than Annual Base Rent) under the Lease, or (ii) the breach by Lessee of any non-monetary covenant or obligation of the “Lessee” under the Lease, and in each case Lessee or Morgans disputes the occurrence of such Event of Default, and it is thereafter determined by a final non-appealable judgment that an Event of Default, in fact, occurred; or
(c) Lessee fails to comply with any of its transition and other obligations under Section 9.2 of the Lease and such failure is not cured within two (2) business days after delivery of written notice of such failure to the offices of Lessee (delivered pursuant to the notice provisions of the Lease) and Guarantor (delivered pursuant to the notice provisions set forth herein); or
(d) (i) Guarantor or any person who controls Guarantor files or colludes in or consents to the filing of a petition against Lessee in any court, whether or not under any statute of the United States of America or any State, in any bankruptcy, reorganization, composition, extension, arrangement, insolvency or other debtor-relief proceeding (other than if requested, in writing, to do so by all of Lessors), or (ii) Guarantor or any person who controls Guarantor seeks or consents to the appointment of a receiver, manager, trustee or liquidator for all or substantially all of Lessee’s assets, or (iii) Lessee (A) admits in writing its inability to pay its debts generally as they become due, or (B) files a petition in bankruptcy, insolvency, reorganization, readjustment of debt, dissolution or liquidation under any law or statute of any government or any subdivision thereof, or (C) makes an assignment for the benefit of creditors, or (D) consents to or acquiesces to the appointment of a receiver for itself or the whole or any substantial part of the Premises (other than at the request, in writing, of all of Lessors); or
(e) Guarantor, Morgans, Lessee, 495 Geary or any of their respective Affiliates, in any material respect, upon the occurrence and during the continuation of an Event of Default, interferes with or fails to cooperate with Lessors (i) in the transfer, in accordance with the terms of the Lease, of (A) all sums under the Escrow Accounts, the Capital Reserve Accounts, the FF&E Reserve Account, the Capital Replacement Account, and the Hotel Operating Accounts, together with all other accounts that are subject to the Account Control Agreements, and (B) the FF&E and the Personal Property, or (ii) in the transfer, in accordance with the terms of the Lease, of the liquor licenses, or the control or interest in the Operating Agreement for the Liquor License Company; or

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(f) Subject to the provisions of Section 4.1 hereof, Lessee, 495 Geary or Morgans breaches any of its respective representations or warranties as set forth in the Settlement Agreement.
1.2. For the purposes of this Guaranty, the term “Losses” means: (a) any unpaid Rent (including Annual Base Rent and Defaulted Rent Payments) with respect to the period prior to the date Lessors obtain possession of the Premises and Lessee has complied with its obligations under Section 8.1 of the Lease; and (b) any other losses, damages, and expenses directly and proximately arising from the foregoing matters described in this Section 1.1; and (c) any other amounts payable under the Lease and reasonable attorneys’ fees and other reasonable costs of defense, collection and enforcement arising from the foregoing matters; provided, however, that aggregate Losses hereunder shall not exceed an amount equal to Six Million Dollars ($6,000,000.00).
Subject to the provisions of Section 4.1 hereof, Guarantors obligations under this Agreement shall survive the termination or expiration of the Term of the Lease. Guarantor understands and agrees that its obligations under this Guaranty are unconditional, irrevocable and continuing, and that this Guaranty is a guaranty of payment and performance, and not of collection.
1.2 Notwithstanding any other provision of this Guaranty, (i) nothing in this Guaranty shall be deemed to prevent Lessee or Guarantor from, or impose any liability on Lessee or Guarantor as a result of, seeking, in good faith, injunctive relief to contest any exercise by any of Lessors of any remedies on the grounds that either (A) an Event of Default (except an Event of Default arising from Lessee’s failure to pay any installment of Annual Base Rent or Lessee’s failure to pay any portion of the Defaulted Rent Payments) has not occurred or (B) Lessors have failed to comply in all material respects with the requirements of the Lease relating to the exercise of such remedy thereunder.
II.
GUARANTOR’S DUTIES
2.1. Independent Obligations. The liability of Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations, whether executed by Guarantor or by any other party, and the liability of Guarantor hereunder is not affected or impaired by (a) any direction of application of payment by Lessors or by any other party, or (b) any other guaranty, undertaking or maximum liability of Guarantor or of any other party as to Lessee’s obligations, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any revocation or release of any obligations of any other guarantor of the Guaranteed Obligations, or (e) any payment made to Lessors on the Guaranteed Obligations which Lessors repay to Lessee pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and Guarantor waives any right to the deferral or modification of Guarantor’s obligations hereunder by reason of any such proceeding.

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III.
LESSORS’S RIGHTS
3.1. Enforcement. Lessors reserves the right to proceed against Lessee, Guarantor and/or any other guarantor of the Guaranteed Obligations, or any of them, or all of them, and to enforce against each of Lessee, Guarantor and/or any or all other guarantors of the Guaranteed Obligations, or any or all of them, any and all rights that Lessors may have to said Rent, property taxes, insurance premiums and other sums or charges accrued pursuant to the terms of the Lease. Guarantor understands and agrees that Guarantor’s liability under this Guaranty shall be primary, and that in any right of action which may accrue to Lessors under the Lease or this Guaranty, Lessors, at their option, may proceed against Guarantor without having taken any action or obtained any judgment against Lessee.
3.2. Guarantor’ Waivers. Guarantor hereby irrevocably and unconditionally waives:
(a) All defenses by reason of any disability of Lessee;
(b) Any and all rights it may have now or in the future to require or demand that Lessors pursue any right or remedy Lessors may have against Lessee or any other third party;
(c) Any and all rights it may have to enforce any remedies available to Lessors, now or in the future, against Lessee;
(d) Any and all rights to participate in any security held by Lessors now or in the future;
(e) The right to require Lessors to (i) proceed against Lessee or any other guarantor(s), (ii) proceed against or exhaust any security which Lessors now holds or may hold in the future from Lessee, or (iii) pursue any other right or remedy available to Lessors;
(f) All rights of subrogation, reimbursement, indemnity, and contribution (in each case until such time as the Lease shall have terminated and all of Lessee’s obligations thereunder, and Guarantor’s obligations under this Guaranty, shall have been paid in full), all rights to enforce any remedy Lessors may have against Lessee, and all rights to participate in any security held by Lessors for the obligations of Lessee under the Lease, as well as any defense based upon the impairment of any subrogation, reimbursement, indemnity, or contribution rights, or of any of the other foregoing rights, that Guarantor might have absent the foregoing waiver. Further, Guarantor agrees (a) not to seek to enforce or to obtain any such right, or to accept any payment from any other person, in violation of the foregoing waiver, and (b) that any agreement or other understanding at any time entered into with any person granting any such right to Guarantor shall be null and void; and
(g) Any and all other waivable defenses.

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In addition, Guarantor hereby expressly waives and relinquishes all rights, remedies, and defenses accorded by applicable law to guarantors and agrees not to assert or take advantage of any such rights, remedies, or defenses, including but not limited to: (a) the defense of the statute of limitations in any action hereunder or in any action for the collection of any indebtedness or the performance of any obligation hereby guaranteed; (b) any defense that may arise by reason of the incapacity, lack of authority, death or administration, bankruptcy, or any other proceeding) of any other person or persons; (c) any defense based upon the failure to give notice of the acceptance of this Guaranty by any person; (d) any defense based upon the failure to make, give, or serve demand, notice of default or nonpayment, presentment, protest and all other notices of any kind to which Guarantor might otherwise be entitled in connection with this Guaranty or the Lease (but not including any notice to Lessee referred to in Section 1.1(a) or any notice to Lessee of an alleged default under the Lease); (e) all rights and defenses arising out of an election of remedies by Lessors; (f) any defense based upon any lack of diligence by Lessors in the collection of any sums owing under the Lease; (g) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (h) any duty on the part of Lessors to disclose to Guarantor any facts Lessors may now or hereafter know about Lessee, regardless of whether Lessors has reason to believe that any such facts materially increase the risk beyond that which Guarantor intends to assume or has reason to believe that such facts are unknown to Guarantor or has a reasonable opportunity to communicate such facts to Guarantor, it being understood and agreed that Guarantor is fully responsible for being and keeping informed of the financial condition of Lessee and of all circumstances bearing on the risk of nonpayment of any obligations hereby guaranteed; and (i) any defense arising because of an election made by Lessors under the Federal Bankruptcy Code.
IV.
ALTERATION, MODIFICATION OR ASSIGNMENT
4.1. Effect of Assignment, Extension, Modification or Termination of Lease. Guarantor understands and agrees that the obligations of Guarantor under this Guaranty shall in no way be affected by any assignment, subletting, extension, modification, alteration or termination of the Lease or any interest therein, including, but not limited to, Lessee entering into any sublease thereunder, or any assignment of any of Lessee’s rights or obligations under the Lease, and any such assignment, extension, modification, alteration or termination of the Lease, shall in no way release or discharge Guarantor from any obligations accruing under this Guaranty; provided, however, upon any assignment of all of Lessee’s interest in and to the Lease, and the leasehold estate created thereby, in compliance with the terms of the Lease, in a bona fide transaction, to a Transferee in which none of Morgans, Lessee, 495 Geary or any of their direct or indirect commonly controlled affiliates or controlling persons have any direct or indirect ownership or control, and either (x) such Transferee has a net worth, determined in accordance with generally accepted accounting principles of at least Twenty-Five Million Dollars ($25,000,000.00), or (y) a Person with such net worth enters into a guaranty in substantially the same form as, and in replacement for, this Guaranty, then for occurrences and events first arising in any periods thereafter Guarantor shall have no liability; and provided further that except as otherwise set forth in this Guaranty, upon surrender of possession of the Premises in accordance with the Lease, the obligations of Guarantor under this Guaranty shall terminate. The term “Lease” shall include all amendments, modifications, alterations and extensions of the Lease.

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4.2. Assignment. Guarantor understands and agrees that any transfer of the Lease and/or the Premises by Lessors, or any of them, or any rights or obligations accruing thereunder, shall in no way affect Guarantor’s obligations under this Guaranty, and all such assignees and successors of Lessors (or any of them) shall hold the benefits hereof and may enforce the provisions hereof.
4.3. Delay in Enforcement. Guarantor understands and agrees that any failure or delay of Lessors to enforce any of its rights under the Lease or this Guaranty shall in no way affect Guarantor’s obligations under this Guaranty.
V.
MISCELLANEOUS
5.1. Notices. Except as otherwise expressly provided in this Guaranty, all notices, requests, demands and other communications hereunder (“Notices”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon the third day after deposit into the United States mail, (iii) by confirmed telecopy or facsimile transmission when sent, or (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Guarantor:	Morgans Group LLC.
475 Tenth Avenue
New York, New York 10018
Attention: General Counsel
Telephone: (212) 277-4100
Telecopier: (212) 277-4280

With a copy to:	Hogan Lovells US LLP
Columbia Square
555 Thirteenth street, NW
Washington, DC 20004
Attn: Bruce Gilchrist, Esq.
Telephone: (202) 637-5600
Telecopier: (202) 637-5910

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To Lessors:	TARSADIA HOTELS
Attn: Renee Molloy
620 Newport Center Drive
Fourteenth Floor
Newport Beach, CA 92660
Telephone: (949) 610-8016
Telecopier: (949) 610-8216

With a Copy to:	TARSADIA HOTELS
Attn: Edward G. Coss, Esq.
620 Newport Center Drive
Fourteenth Floor
Newport Beach, CA 92660
Telephone: (949) 610-8022
Telecopier: (949) 610-8222
Any correctly addressed Notices that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first (1st) day that the notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior written notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt).
5.2. Subrogation. Guarantor understands and agrees that Guarantor shall have no right to subrogation against Lessee until such time as all of Lessee’s obligations to Lessors have been fully paid and discharged.
5.3. Assignability. This Guaranty may be assigned in whole or in part by Lessors upon written notice to Guarantor. Guarantor shall have no right of assignment or delegation of this Guaranty or Guarantor’s obligations hereunder.
5.4. Successors and Assigns. The terms and provisions of this Guaranty shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto.
5.5. Modification of Guaranty. This Guaranty constitutes the full and complete agreement between the parties hereto, and it is understood and agreed that the provisions hereof may only be modified by a writing executed by both parties hereto.
5.6. Invalidity. If any term, provision, covenant or condition of this Guaranty is held to be void, invalid or unenforceable, the remainder of the provisions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

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5.7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties agree that the United States District Court for the Northern District of California, located in the State of California, County of San Francisco, or if such court determines, on its own motion, without petition or request of any party hereto, that it lacks jurisdiction, the California State Superior Court in and for the County of San Francisco shall be the sole venue and jurisdiction for the bringing of such action.
5.8. Professional Fees and Costs. If a lawsuit, arbitration or other proceedings are instituted by any party to enforce any of the terms or conditions of this Guaranty against any other party hereto, the prevailing party in such litigation, arbitration or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, arbitrators’ fees, arbitration administrative fees, travel expenses, and other out-of pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction, arbitrator or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award. For the purposes of this Section, any party receiving an arbitration award or a judgment for damages or other amounts shall be deemed to be the prevailing party, regardless of amount of the damage awarded or whether the award or judgment was based on all or some of such party’s claims or causes of action.
5.9. No Waiver. The failure or delay (without regard to the length of time of such failure or delay) by Lessors to enforce or insist on the strict performance of any covenant, term, obligation, provision, right, option or condition hereunder, or to pursue any action, claim or right arising from any breach, default, or non-performance of any term, obligation or provision of this Guaranty, shall not constitute or be construed as a waiver or forgiveness of such covenant, term, obligation, provision, right, option, condition, breach, default or non-performance. To be binding upon and against Lessors, any waiver must (a) be in writing and signed by all of Lessors, (b) be delivered to Guarantor (in accordance with the provisions of Section 5.1 hereof), and (c) identify and specify, in reasonable detail, the covenant, term, obligation, provision, right, option, condition, breach, default or non-performance being waived; any purported waiver not complying therewith shall not be effective or binding on Lessors. In addition, any previous waiver for the benefit of Guarantor may not be relied upon or be enforced by Guarantor’s successors and assigns, and shall not be binding on Lessors. Under no circumstances shall a waiver by Lessors complying with the provisions hereof constitute or be construed as a continuing waiver of any subsequent failure, default, breach or non-performance of any covenant, term, obligation, provision, right, option or condition under this Guaranty.
5.10. Construction of Guaranty. The parties hereto have negotiated this Guaranty at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Guaranty is therefore deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Guaranty, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Guaranty.

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The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Guaranty. The words “this Guaranty” include the exhibits, addenda and any future written modifications, unless otherwise indicated by the context. All words in this Guaranty shall be deemed to include any number or gender as the context or sense of the Guaranty requires. The words “will,” “shall” and “must” in this Guaranty indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Guaranty are stated in United States dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated. When determining when a period begins to run, the day after receipt, delivery, or occurrence shall be the first (1st) day after such date, unless the context clearly indicates otherwise.
5.11. Waiver of Jury Trial. ALL DISPUTES WITH RESPECT TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTION GIVING RISE TO THIS AGREEMENT, SHALL BE TRIED BEFORE A JUDGE IN A COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN, WITHOUT A JURY. THE JUDGE IN SUCH COURT OF COMPETENT JURISDICTION SHALL HAVE THE POWER TO GRANT ALL LEGAL AND EQUITABLE REMEDIES. BY EXECUTING THIS AGREEMENT, EACH PARTY HEREBY WAIVES AND COVENANTS NOT TO ASSERT THEIR CONSTITUTIONAL RIGHT TO TRIAL BY JURY OF ANY DISPUTES RELATING TO THIS AGREEMENT AND/OR THE ACTS OR OMISSIONS OF A PARTY HERETO THEREUNDER, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTION GIVING RISE TO THIS AGREEMENT. THIS MUTUAL WAIVER OF JURY TRIAL SHALL BE BINDING UPON THE RESPECTIVE SUCCESSORS AND ASSIGNS OF SUCH PARTIES AND UPON ALL PERSONS AND ENTITIES ASSERTING RIGHTS OR CLAIMS OR OTHERWISE ACTING ON BEHALF OF A PARTY AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.
VI.
EXECUTION
IN WITNESS WHEREOF, the undersigned has executed this Guaranty and made it effective this 17th day of September 2010.

GUARANTOR:

MORGANS GROUP LLC, a Delaware limited liability company

By:	Morgans Hotel Group Co., its managing member

By:	/s/ Fred J. Kleisner

	Name:	Fred J. Kleisner
	Title:	Chief Executive Officer

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Exhibit A
See Attached

SETTLEMENT AND RELEASE AGREEMENT
This SETTLEMENT AND RELEASE AGREEMENT (the “Agreement”) is dated the 17th day of September, 2010, and is made by and among HASINA, LLC, a California limited liability company, TARSTONE HOTELS, LLC, a Delaware limited liability company, KALPANA, LLC, a California limited liability company, RIGG HOTEL, LLC, a California limited liability company, and JRIA, LLC, a Delaware limited liability company (collectively, “Lessors”), TARSADIA HOTELS, a California corporation (Tarsadia”), CLIFT HOLDINGS, LLC, a Delaware limited liability company (“Lessee”), 495 GEARY, LLC, a Delaware limited liability company (“495 Geary”), and MORGANS HOTEL GROUP CO., a Delaware corporation (“Morgans”).
RECITALS
A. Lessors, as assignees from and successors-in-interest to GEARY HOTEL HOLDINGS, LLC, a Delaware limited liability company, are (i) the owners of certain real property (land and improvements) commonly known as 495 Geary Street, San Francisco, California, as more particularly described on Exhibit “A” attached hereto (the “Premises”), as well as certain Personal Property, and (ii) the “Lessor” under that certain “Ground Lease” dated October 14, 2004 (the “Lease”), a copy of which is attached hereto as Exhibit “B.”
B. Lessee is the “Lessee” under the Lease, whereby Lessee leases from Lessor the Premises and the Personal Property.
C. Morgans is an owner of MORGANS GROUP LLC, a Delaware limited liability company, the sole member of Lessee (“Lessee Manager), which, in turn, is the owner of (i) Lessee, (ii) MORGANS HOTEL GROUP MANAGEMENT, LLC, a Delaware limited liability company (“Operator”), and (iii) 495 Geary (Lessee, Operator, 495 Geary, Lessee Manager and the Liquor License Company (as hereinafter defined) are, individually and collectively, the “Morgans Affiliates”). Morgans has represented, and hereby does so represent, to Lessors that it, Lessee Manager and the Morgan Affiliates, will benefit directly and indirectly from the terms of this Agreement and the agreements of Lessors hereunder.
D. Lessee, as the “Owner,” and Operator, as successor in interest from and successor-in-interest to IAN SCHRAGER HOTEL MANAGEMENT, LLC, as the “Operator,” are parties to that certain “Property Management Agreement” dated June 2, 1999 (the “Property Management Agreement”) for the management and operation of the Hotel and Hotel Business.
E. 495 Geary is the “Operator” and “Class A Member,” and SARH, a California corporation (“SARH”), is, by assignment from 495 License Holdings, LLC, a Delaware limited liability company, the “Class B Member,” of 495 ABC License, LLC, a California limited liability company (the “Liquor License Company”), and are parties to that certain “495 ABC License LLC Limited Liability Company Agreement” dated November 4, 2004 (the “Liquor License Company Agreement”).

F. Lessee, as “Landlord,” and 495 Geary, as “Tenant,” are parties to that certain “Operating Lease (Food and Beverage Premises)” dated May 22, 2001 (the “Operating Lease”) for the lease and operation of the Food and Beverage Premises (as defined therein).
G. Operator has previously executed that certain “Subordination of Management and Operating Agreements” dated October 12, 2004 (the “Operator’s Subordination Agreement”) for the benefit of the “Lessor” under the Lease, whereby Operator agrees that (i) the Operating Agreements (as defined in the Operator’s Subordination Agreement) would be and remain subordinate to the Lease and the “Lessor’s” interest in the Premises, (ii) upon the termination or earlier expiration of the Term, the “Lessor” under the Lease may terminate any or all of the Operating Agreements without notice or cost, (iii) Operator would continue to operate the Hotel Business during the Transition Period in accordance with the terms applicable to Lessee pursuant to Section 9.2 of the Lease, and (iv) Operator would execute such documents and agreements as the “Lessor” under the Lease may reasonably request to carry out the terms and purpose of the Operator’s Subordination Agreement.
H. 495 Geary has previously executed that certain “Subordination of Management and Operating Agreements” dated October 12, 2004 (the “495 Subordination Agreement”) for the benefit of the “Lessor” under the Lease, whereby 495 Geary agrees that (i) the Operating Agreements (as defined in the 495 Subordination Agreement) would be and remain subordinate to the Lease and the “Lessor’s” interest in the Premises, (ii) upon the termination or earlier expiration of the Term, the “Lessor” under the Lease may terminate any or all of the Operating Agreements without notice or cost, (iii) Operator would continue to perform its obligations under the Operating Agreements (as defined in the 495 Subordination Agreement) during the Transition Period in accordance with the terms applicable to Lessee pursuant to Section 9.2 of the Lease, and (iv) Operator would execute such documents and agreements as the “Lessor” under the Lease may reasonably request to carry out the terms and purpose of the 495 Subordination Agreement.
I. Tarsadia is the duly authorized and empowered agent of and for Lessors.
J. Lessee is in default of its obligation under the Lease by failing to pay the installments of Annual Base Rent (which includes amounts allocated to the rental of the Personal Property which is the subject of the Lease) due, by the terms of the Lease, on March 1, 2010, April 1, 2010, May 1, 2010, June 1, 2010, July 1, 2010, August 1, 2010 and September 1, 2010, in the aggregate amount of Three Million Four Hundred Seventy-Four Thousand Four Hundred Twenty-Two Dollars ($3,474,422.00) (the “Defaulted Rent”).
K. As a result of the non-payment of the Defaulted Rent, Lessor has the right to pursue unlawful detainer and other adversarial proceedings against Lessee, and to evict Lessee, Operator, 495 Geary and all other tenants and persons in possession of all or any portion of the Premises, from the Premises, and in fact, has commenced such an action entitled Hasina, LLC, a California limited liability company, et al v. Clift Holdings, LLC, a Delaware limited liability company et a, San Francisco Superior Court Case Number CUD-10-633347 (the “Lessors Action”).

L. In response to the Lessors Action, Lessee and Morgans have commenced an action against Lessors and Tarsadia Hotels, entitled Morgans Hotel Group Co., a Delaware corporation; and Clift Holdings, LLC, a Delaware limited liability company v. Tarsadia Hotels, a California corporation, et al., San Francisco Superior Court Case Number CGC-10-500788 (the “Morgans Action”), alleging claims against the defendants thereunder for breach of contract, fraud, misrepresentation and additional claims, all related to the Lease.
M. The parties hereto desire to enter into this Agreement and to settle all disputes between them, including all claims, differences, rights, interests and obligations which may exist and/or which each may claim to exist between them in any manner relating to the Lessors Action and the Morgans Action, the Defaulted Rent and by this Agreement, to confirm and memorialize their agreement on all of the terms and subject to all of the conditions set forth herein, and to set forth their rights and obligations with respect thereto.
N. Capitalized terms not defined herein have the meanings ascribed to them in the Lease.
AGREEMENT
NOW, THEREFORE, for valuable consideration, including the performance of the promises, covenants, representations and warranties hereinafter set forth, the parties, intending to be legally and equitably bound, agree as follows:
I.
INCORPORATION OF RECITALS; RATIFICATION OF LEASE
The Recitals set forth hereinabove are incorporated into this Agreement as if set forth at length, are true and correct, and shall be binding upon the parties hereto. All of the terms and provisions of the Lease, and the rights and obligations of the “Lessor” and the “Lessee” thereunder, are hereby ratified in full.
II.
PAYMENT OF DEFAULTED RENT
Conditioned upon and provided that (a) Lessee pays all of the Defaulted Rent Payments (as hereinafter defined) as and when due, and does not default in the payment of any installment of the Annual Base Rent through February 2012, (b) Morgans and Lessee Manager each complies with its obligations under Article IV hereof, (c) Morgans and Lessee comply with their obligations under Section 5.2 hereof, and (d) Morgans and Lessee pay to Lessors and Tarsadia, as and when due, the sums owing under Section 5.3 hereof, then Lessors agree to accept payments (the “Defaulted Rent Payments”) against the Defaulted Rent as follows:
(a) On the date hereof, Lessee shall pay to Lessors the sum of One Million Dollars ($1,000,000.00) as a reduction of and credit to the Defaulted Rent;

(b) On the date hereof, and thereafter on the first day of each calendar month commencing October 1, 2010 and continuing, on the same day of each calendar month thereafter that the monthly installment of Annual Base Rent is payable by the terms of the Lease to and including February 1, 2012, Lessee shall pay to Lessors the sum of Eighty-Two Thousand Four Hundred Twenty Dollars ($82,420.00) as a reduction of and credit to the Defaulted Rent; and
(c) On the date hereof, Lessee shall pay to Lessors the sum of Four Hundred Thirteen Thousand Nine Hundred Twenty-Six Dollars ($413,926.00) as a reduction of and credit to the Defaulted Rent.
All Defaulted Rent Payments shall be paid by wire transfer of funds (United States Dollars) to the account of Lessors pursuant to the wire transfer instructions attached hereto as Exhibit “C.” Provided that Lessee makes all of the Defaulted Rent Payments as required hereunder, and Morgans and Lessee otherwise comply with their obligations under subsection (a)-(c), inclusive, hereinabove, then any remaining portion of the Defaulted Rent shall be automatically deemed waived by Lessors, and Lessee shall have no further obligation with respect thereto.
III.
AMENDMENT OF THE LEASE; LESSEE PERFORMANCE UNDER THE LEASE
3.1 Amendment of Lease. In consideration of and as an inducement to Lessors to enter into this Agreement, concurrent with the execution hereof, Lessors and Lessee shall execute and deliver to each other the Amendment Number One to Ground Lease attached hereto as Exhibit “D” (the “Lease Amendment”) which adjusts the Annual Base Rent for the period March 1, 2010 through and including February 29, 2012, to Four Million Nine Hundred Sixty-Seven Thousand One Hundred Twelve Dollars ($4,967,112.00). The Annual Base Rent shall be paid by Lessee in monthly installments of Four Hundred Thirteen Thousand Nine Hundred Twenty-Six Dollars ($413,926.00) as provided in the Lease, with the first installment payable hereafter to be made on October 1, 2010. On March 1, 2012, the Annual Base Rent shall revert to that amount specified in the Lease, and from and after such date, Lessee shall pay the installments of Annual Base Rent (including any increases pursuant to the terms of the Lease) as and when due, all as provided in the Lease. The parties hereto agree that no further or additional amendments to the Lease are being made or agreed upon.
The parties hereto acknowledge and agree that the adjustment to the Annual Base Rent as provided in this Section 3.1 and the waiver by Lessors of the balance of the Defaulted Rent as described in the last paragraph of Article II hereof will result in an aggregate shortfall of Annual Base Rent that would otherwise be due and payable to Lessors during the period March 1, 2010 to and including February 29, 2012 of approximately Two Million Dollars ($2,000,000.00) (the “Shortfall”), which Shortfall Lessors hereby waive subject to the provisions of Article II and Section 3.3 hereof.
3.2 Performance of Lease Terms and Obligations. Lessee covenants and agrees that, for all periods hereafter, Lessee shall perform and comply with, as and when due and required by the terms of the Lease, all of the terms, covenants, obligations, undertakings and conditions applicable to Lessee under the Lease, all of which shall remain in full force and effect.

3.3 Notice of Intent to Abandon or Not Pay Rent. In the event that Lessee, at any time during the period ending on the earlier of sixty (60) calendar months following the date hereof or the date on which none of Lessors own an interest in the Premises, determines that it intends to (a) abandon or vacate the Premises in violation of the terms of the Lease, or (b) cease paying any portion of the Rent in violation of the terms of the Lease, or (c) both (a) and (b) (individually and collectively, a “Recapture Event”), then Lessee Manager shall deliver to Lessors, not less than four (4) calendar months prior to effective date of such Recapture Event (the “Recapture Period”), written notice (in accordance with the provisions of Article VIII hereof) (the “Recapture Notice”), which shall include the nature of the Recapture Event and the effective date thereof. Any such Recapture Event shall be deemed a default under the Lease for which Lessee shall be liable pursuant to the terms thereof; provided, however, that in the event that (i) Lessee Manager does not so provide the Recapture Notice as required herein, or (ii) Lessee fails to pay the Rent pursuant to the terms of the Lease at any time during the Recapture Period, then the conditional waiver of the Shortfall shall be automatically withdrawn and Lessee Manager shall be obligated to, and shall within five (5) business days after delivery of written demand therefor from Lessors, pay to Lessors the Shortfall, less any installments of Annual Base Rent and Defaulted Rent Payments paid to Lessors for and during the Recapture Period. Nothing in the Section 3.3 shall be deemed to waive or in anyway alter Lessee’s obligations with respect to Section 9.2 of the Lease.
3.4 Notice of Intent to Terminate Management of the Premises. If, at any time during a Recapture Period or a Transition Period, Lessors elect to assume operation of, or close, the Premises effective on a date prior to the expiration of the Recapture Period or the Transition Period, as applicable, Lessors shall give not less than seventy-five (75) days advance written notice to Lessee Manager of such assumption of operation or closure, which notice shall specify the date of such assumption or closure.
IV.
GUARANTY OF PAYMENT AND PERFORMANCE
4.1 As a condition precedent to the obligations of Lessors hereunder, and in consideration of and as an inducement to Lessors to enter into this Agreement, concurrent with the execution hereof, Morgans shall cause Lessee Manager to execute and deliver to Lessors the Limited Guaranty of Lease attached hereto as Exhibit “E” (the “Guaranty”).
4.2 As a condition precedent to the obligations of Lessors hereunder, and in consideration of and as an inducement to Lessors to enter into this Agreement, concurrent with the execution hereof, Lessee and 495 Geary shall both execute and deliver to Lessors the Stipulation for Entry of Judgment attached hereto as Exhibit “F,” which Lessors shall file with the Court referenced therein only in the event of the failure of Lessee to make any Defaulted Rent Payment.

V.
DISMISSAL OF LAWSUITS
5.1 Dismissal of Lessors Action. Code of Civil Procedure § 664.6 reads, in relevant part: “If requested by the parties, the court may retain jurisdiction over the parties to enforce the settlement until performance in full of the terms of the settlement.” The parties agree that by signing this Agreement, they are hereby requesting that the Court in the Lessors Action retain jurisdiction over the parties to enforce the settlement until performance in full of the terms of the settlement of Lessors Action. To that end, within two (2) business days of the execution and delivery of this Agreement by all of the parties hereto, provided that Lessee and Morgans have (a) paid to Lessors and Tarsadia the sums required under Article II and Sections 3.1 and 5.3 hereof, and (b) Morgans has executed and delivered the Guaranty to Lessors pursuant to the provisions of Article IV hereof, and (c) Lessee and 495 Geary have executed and delivered to Lessors the Stipulation for Entry of Judgment, Lessors shall file with the Superior Court of the State of California, City and County of San Francisco, a Notice of Settlement of Entire Case, Judicial Counsel form CM-200 of the Lessors Action (the “Notice of Settlement”), and shall provide reasonable evidence thereof to Lessee as soon thereafter as reasonably possible. Such Notice of Settlement shall be consistent with the sample attached hereto as Exhibit “G” and shall indicate that the settlement is conditional and that performance of settlement by Lessor and 495 Geary will not be complete until February 1, 2012. Upon the payment by Lessee of all of the Defaulted Rent Payments, then Lessors and Tarsadia shall file with the Superior Court of the State of California, City and County of San Francisco, a dismissal, with prejudice, against all defendants of the Lessors Action, and shall provide reasonable evidence thereof to Lessee as soon thereafter as reasonably possible.
5.2 Dismissal of Morgans Action. Within two (2) business days of the execution and delivery of this Agreement by all of the parties hereto, Lessee and Morgans shall file with the Superior County of the State of California, City and County of San Francisco, a dismissal, with prejudice against all defendants, of the Morgans Action, and shall provide reasonable evidence thereof to Lessors and Tarsadia as soon thereafter as reasonably possible.
5.3 Attorneys Fees and Costs. Lessee and Morgans shall bear all costs and fees (attorneys’ fees) incurred by them in connection with the Lessors Action and the Morgans Action. As consideration for Lessors’ and Tarsadia’s agreements herein, Lessee shall, concurrent with the full execution and delivery hereof, reimburse Lessors and Tarsadia for all of their costs and fees (including attorneys’ fees) incurred by them in connection with the Lessors Action and the Morgans Action, in the aggregate amount of Two Hundred Thousand Dollars ($200,000.00).
5.4 Return of Documents Produced. Within twenty (20) business days of the full execution and delivery of this Agreement, the parties shall return all Confidential Documents (and all copies thereof) produced in discovery in the course of the Lessors Action to the party producing the same. For purposes of this provision, “Confidential Documents” means those documents listed on Schedule “H” attached hereto. The parties shall purge their computer systems and electronic storage devices of all copies thereof, and shall cause their affiliates, attorneys and all others to whom such documents and materials were disseminated to, likewise, so return and purge the same.

VI.
REPRESENTATIONS AND WARRANTIES
6.1 Representations and Warranties of Morgans, Lessee and 495 Geary. Morgans, Lessee and 495 Geary, jointly and severally, represent and warrant to Lessors as follows:
(a) Each of Morgans, Lessee and 495 Geary (and in the case of the Guaranty, Lessee Manager) has the full power and authority to enter into this Agreement (and in the case of Lessee Manager, the Guaranty) and to carry out the transactions contemplated hereby to be carried out by it. The persons signing this Agreement and the Guaranty and any document pursuant hereto on behalf of Morgans, Lessee, Lessee Manager and 495 Geary have full power and authority to bind Morgans, Lessee, Lessee Manager, 495 Geary, and the Morgans Affiliates, as applicable.
(b) Lessee owns (i) all right, title and interest in and to the leasehold estate created under the Lease and is the “Lessee” thereunder, and (ii) all rights assigned by the “Lessor” under the Lease to the FF&E, the Personal Property, the Accounts (as of the date hereof only), free and clear of all Lessee Loans, Leasehold Mortgages and Equipment Financing. Lessee has not sold, transferred, assigned, or otherwise conveyed any right, title or interest therein except to Operator, 495 Geary, Liquor License Company, and Food and Beverage Operator, in each case as referenced in the Recitals hereinabove.
(c) There has been no change in the ownership of Lessee, the Operator, the Food and Beverage Operator (other than a change in the one percent member), or the Liquor License Company (other than for and with respect to SARH).
(d) The Liquor License Company is the licensee under the liquor licenses issued for the Hotel.
(e) Except as provided by the terms of this Agreement or on Exhibit “I” attached hereto, there have been no modifications, changes, additions, terminations, assignments or amendments to any of the Lease, the Operating Lease, the Property Management Agreement, the Liquor License Company Agreement, or any other agreement that would be a Management Agreement or a Food and Beverage Agreement, all of which remain in full force and effect. The Operator is the “Operator” of the Hotel Business pursuant to the terms of the Property Management Agreement, and the Food and Beverage Operator remains either Lessee or 495 Geary under the Operating Lease.
(f) The performance of this Agreement (and in the case of Lessee Manager, the Guaranty) and the transactions contemplated hereunder by Morgans, Lessee, Lessee Manager and 495 Geary have been duly authorized by all necessary action on the part of Morgans (including the Morgans Affiliates), Lessee, Lessee Manager and 495 Geary, as applicable, and this Agreement (and in the case of Lessee Manager, the Guaranty) is binding on and enforceable against Morgans, 495 Geary, Lessee Manager and Lessee in accordance with its terms. No further consent of any owner, creditor, board of directors, manager, governmental authority or other party to such execution, delivery and performance hereunder is required.

(g) To the best of Morgans’ and Lessee’s knowledge, Lessors are not in default under or of any of the obligations of the “Lessor” under the Lease.
(h) Neither Lessors, either directly or indirectly, or through their agent Tarsadia, nor Tarsadia, has made any representations, warranties or promises with respect to this Agreement and/or the settlement herein described not otherwise set forth herein. Each of Lessee and Morgans has elected to enter into this Agreement of its own free will solely as a result of the covenants and representations of the parties hereto and without inducement from Lessors or Tarsadia (or anyone else).
(i) The Lease is a true lease and not a partnership, joint venture, financing arrangement, financing document, equitable mortgage, loan or security/mortgage arrangement, or similar instrument, and Lessee and Morgans, for themselves and their successors and assigns, forever and unconditionally waive any claims that the Lease is anything but a true lease.
6.2 Lessors’ Representations and Warranties. Lessors and Tarsadia, each as to itself only, represents and warrants to Lessee and Morgans as follows:
(a) Lessors and Tarsadia have full power to enter into this Agreement and to perform their obligations under this Agreement. The persons signing this Agreement and any document pursuant hereto on behalf of Lessors and Tarsadia have full power and authority to bind Lessors and Tarsadia, as applicable. No further consent of any owner, creditor, board of directors, manager, governmental authority or other party to the execution, delivery and performance hereunder is required of or by Tarsadia or Lessors.
(b) The execution and delivery of this Agreement has been duly authorized by all necessary and appropriate action of Lessors and Tarsadia, as the case may be.
(c) To the best of Tarsadia’s and Lessors’ knowledge, Lessee is not in default of any of its obligations under the Lease, other than the Defaulted Rent, as described herein.
(d) Neither Lessee, 495 Geary nor Morgans, either directly or indirectly, have made any representations, warranties or promises with respect to this Agreement and/or the settlement herein described not otherwise set forth herein. Each of Lessors and Tarsadia has elected to enter into this Agreement of its own free will solely as a result of the covenants and representations of the parties hereto and without inducement from Lessee, 495 Geary or Morgans (or anyone else).

VII.

RELEASES
7.1 By Lessors and Tarsadia. Except with respect to the agreements and obligations of Lessee, 495 Geary and Morgans (including the Morgans Affiliates) hereunder (and in the case of Lessee Manager, by Lessee Manager under the Guaranty), and conditioned upon the full, timely and complete performance by Lessee, 495 Geary and Morgans (including the Morgans Affiliates) hereunder (and in the case of Lessee Manager, by Lessee Manager under the Guaranty), each of Lessors and Tarsadia, for and on behalf of itself and its affiliates, owners, officers, directors, managers, employees, successors, assigns, predecessors, agents and representatives, does hereby irrevocably and unconditionally, fully and forever, remiss, release and discharge Lessee, 495 Geary and Morgans (including the Morgans Affiliates), and their respective predecessors, successors, assigns, affiliates, owners, directors, officers, managers, employees, representatives, agents, and attorneys (collectively, the “Lessee Released Parties”) of and from all claims, allegations, losses, causes of action, legal theories of recovery, demands, injuries, rights, actions, liabilities, fees, fines, penalties, damages, costs and expenses (except as provided in Section 5.3 hereof), and all other injuries of any and all kind and/or nature whatsoever, including, without limitation, lost profits, consequential damages, exemplary damages, special damages and punitive damages, in all cases, whether known or unknown, fixed or contingent, existing or subsequently arising, in law or in equity, arising from or with respect to the causes of action, claims and defenses alleged in the Lessors Action and the Morgans Action. Without limiting the foregoing, this release covers and fully discharges and any claim asserted or which could have been asserted by Lessors and Tarsadia against the Lessee Released Parties with respect to the matters released hereunder.
IN ACCORDANCE WITH THE FOREGOING, EACH OF LESSORS AND TARSADIA WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (AND ALL SIMILAR STATUTES IN ALL OTHER STATES) WHICH STATES IN FULL AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BY INITIALING THIS AGREEMENT CLAUSE, EACH OF LESSORS AND TARSADIA ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT EACH OF LESSORS AND TARSADIA HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.
          INITIALS
Each of Lessors and Tarsadia represents and warrants to the Lessee Released Parties, and declares under penalty of perjury, that it has full power and authority to enter into this release, understands the terms and provisions and consequences hereof, and has not assigned, conveyed, encumbered or in any manner transferred all or any portion of its rights with respect to the claims covered by this release.

7.2 By Lessee, 495 Geary and Morgans. Except with respect to the agreements of Lessors and Tarsadia hereunder, and conditioned upon the full, timely and complete performance by Lessors and Tarsadia hereunder, each of Lessee, 495 Geary and Morgans, for and on behalf of itself and its affiliates (including the Morgans Affiliates), owners, officers, directors, managers, employees, successors, assigns, predecessors, agents and representatives, does hereby irrevocably and unconditionally, fully and forever, remiss, release and discharge Lessors and Tarsadia, and their respective predecessors, successors, assigns, affiliates, owners, directors, officers, managers, employees, representatives, agents, and attorneys (collectively, the “Lessors Released Parties”) of and from all claims, allegations, losses, causes of action, legal theories of recovery, demands, injuries, rights, actions, liabilities, fees, fines, penalties, damages, costs and expenses (including attorney’s fees and costs), and all other injuries of any and all kind and/or nature whatsoever, including, without limitation, lost profits, consequential damages, exemplary damages, special damages and punitive damages, in all cases, whether known or unknown, fixed or contingent, existing or subsequently arising, in law or in equity, arising from or with respect to the causes of action, claims and defenses alleged in the Lessors Action and the Morgans Action. Without limiting the foregoing, this release covers and fully discharges and any claim asserted or which could have been asserted by Lessee and Morgans against the Lessors Released Parties with respect to the matters released hereunder.
IN ACCORDANCE WITH THE FOREGOING, EACH OF LESSEE, 495 GEARY AND MORGANS WAIVES ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542 (AND ALL SIMILAR STATUTES IN ALL OTHER STATES) WHICH STATES IN FULL AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BY INITIALING THIS AGREEMENT CLAUSE, EACH OF LESSEE, 495 GEARY AND MORGANS ACKNOWLEDGES THAT THIS SECTION HAS BEEN READ AND FULLY UNDERSTOOD, AND THAT EACH OF LESSEE, 495 GEARY AND MORGANS HAS HAD THE CHANCE TO ASK QUESTIONS OF ITS COUNSEL ABOUT ITS MEANING AND SIGNIFICANCE.
          INITIALS
7.3 Mutual Representations and Warranties. Each of Lessee, 495 Geary and Morgans (including for the Morgans Affiliates), jointly and severally, on the one hand, and Lessors and Tarsadia, each as to itself only, on the other hand, represents, warrants, and agrees as to itself as follows:
(a) Each party has received independent legal advice from its attorneys, with respect to the advisability of making the settlement provided for herein, with respect to the import of California Civil Code § 1542, and with respect to the advisability of executing this Agreement.

(b) No party (nor officer, director, manager, owner, agent, employee, representative, or attorney of or for any party) has made any statement or representation to any other party regarding any fact relied upon in entering into this Agreement, no party relies upon any statement, representation or promise of any other party (nor officer, director, manager, owner, agent, employee, representative, or attorney for the other party), in executing this Agreement, or in making the settlement provided for herein, except as expressly stated in this Agreement.
(c) Each party to this Agreement has made such investigations of the facts pertaining to this settlement and this Agreement, and all of the matters pertaining thereto, as it deems necessary.
(d) Each party or responsible manager or officer thereof has read this Agreement and understands the contents hereof.
(e) Each party has not heretofore assigned, transferred, or granted, or purported to assign, transfer, or grant, any of the claims, potential claims, demands, and cause or causes of action disposed of by this Agreement.
(f) Each term of this Agreement is contractual and not merely a recital.
(g) Each party is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters related herein. Nevertheless, it is the intention of the parties to fully, finally and forever settle and release the matters related hereto. In furtherance of such intention, the releases given hereon shall be and remain in effect as full and complete mutual releases of all such matters, notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.
(h) Each party to this Agreement acknowledges and agrees that the provisions of this Article VII are material consideration to such party’s agreement to the settlement of the Lessors Action and the Morgans Action. But for each party’s agreement to the provisions of this Article VII, the other parties would not agree to the settlement of the Lessors Action and the Morgans Action and the payment of the sums hereunder.
(i) The parties hereby acknowledge and agree that nothing contained in this Agreement shall be deemed or construed in any manner whatsoever as an admission by any party hereto of any liability of any kind or nature to the other party hereto with respect to the claims that are the subject matter of this Agreement.
7.4 Covenant Not to Sue. The parties to this Agreement, on behalf of themselves, their officers, directors, managers, employees, agents, successors, assigns and affiliates, agree that they will not make, assert or maintain against any person released herein, any claim, demand, action or suit arising out of or in connection with the matters herein released. In addition, so long as Lessee, Morgans and 495 Geary are performing all of their obligations hereunder, then Lessors and Tarsadia covenant not to sue any of them based upon any obligation hereunder or any matter that will be released under Section 7.1 upon satisfaction of the conditions stated therein.

VIII.
NOTICES
Except as otherwise expressly provided in this Agreement, all notices, requests, demands and other communications hereunder (“Notice”) shall be in writing and shall be deemed delivered by (i) hand delivery upon receipt, (ii) registered mail or certified mail, return receipt requested, postage prepaid, upon delivery to the address indicated in the Notice, (iii) by confirmed telecopy or facsimile transmission when sent, or (iv) overnight courier (next business day delivery) on the next business day at 12:00 noon, whichever shall occur first, as follows:

To Lessors:	c/o Tarsadia Hotels 620 Newport Center Drive Fourteenth Floor Newport Beach, CA 92660 Attention: Renee Molloy Telecopier: (949) 610-8216

With a Copy to:	Tarsadia Hotels 620 Newport Center Drive Fourteenth Floor Newport Beach, CA 92660 Attention: Edward G. Coss, Esq. Telecopier: (949) 610-8222

To Morgans, 495 Geary and Lessee:	Morgans Hotel Group Co. 475 Tenth Avenue New York, New York 10018 Attention: General Counsel Telephone: (212) 277-4100 Telecopier: (212) 277-4280

With a Copy to:	Hogan Lovells US LLP Columbia Square 555 Thirteenth street, NW Washington, DC 20004 Attn: Bruce Gilchrist, Esq. Telephone: (202) 637-5600 Telecopier: (202) 637-5910

Any correctly addressed Notice that is refused, unclaimed or undelivered because of an act or omission of the party to be notified shall be considered to be effective as of the first day that the Notice was refused, unclaimed or considered undeliverable by the postal authorities, messenger or overnight delivery service. The parties hereto shall have the right from time to time, and at any time, to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America, by giving to the other party at least thirty (30) days prior Notice thereof, in the manner prescribed herein; provided, however, that to be effective, any such change of address must be actually received (as evidenced by a return receipt). Telephone numbers and email addresses, if listed, are listed for convenience purposes only and not for the purposes of giving Notice pursuant to this Agreement.
IX.
MISCELLANEOUS
9.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California. If any legal action is necessary to enforce the terms and conditions of this Agreement, the parties hereby agree that the United States District Court located in the State of California, County of San Francisco, shall be the sole jurisdiction and venue for the bringing of the action. If the United States District Court, on its own motion, and without petition or request of any party hereto, determines that jurisdiction is not proper in the United Stated District, legal action may be filed in, or transferred or remanded to, the Superior Court of the State of California, in and for the County of San Francisco.
9.2 Professional Fees and Costs. If a lawsuit or other proceedings are instituted by any party to enforce any of the terms or conditions of this Agreement against any other party hereto, the prevailing party in such litigation or proceedings shall be entitled, as an additional item of damages, to such reasonable attorneys’ and other professional fees and costs (including, but not limited to, witness fees), court costs, travel expenses, and other out-of pocket expenses or costs of such other proceedings, as may be fixed by any court of competent jurisdiction or other judicial or quasi-judicial body having jurisdiction thereof, whether or not such litigation or proceedings proceed to a final judgment or award.
9.3 Exhibits and Schedules a Part of This Agreement. The Exhibits and Schedules attached hereto are incorporated in this Agreement by reference and are hereby made a part hereof.
9.4 Executed Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Agreement shall become effective upon the due execution and delivery of this Agreement to the parties hereto.
9.5 Assignment. Except to their respective successors, assigns and lenders, no party hereto may assign, convey and otherwise transfer all or any part of its interest or rights herein, and any such attempted assignment shall be void, invalid and unenforceable. No such assignment shall operate as a release of the assignor hereunder.

9.6 Successors and Assigns. Subject to the provisions of Section 9.5 hereof, this Agreement shall be binding upon and inure to the benefit of the parties’ respective successors and assigns.
9.7 Time is of the Essence. Time is of the essence in the performance of the terms and provisions of this Agreement.
9.8 Entire Agreement. This Agreement, and Exhibits and Schedules and other documents and instruments attached to or referenced herein, contain all of the representations and the entire understanding and agreement between the parties hereto with respect to the matters set forth herein, and all other prior and contemporaneous discussions, negotiations, understandings, letters of intent, agreements and representations, whether oral or written, are entirely superseded. In executing this Agreement, each of Morgans (on its own behalf and on behalf of the Morgans Affiliates), 495 Geary, Lessee, Tarsadia and Lessors expressly disclaim any reliance on any oral or written representations, warranties, comments, statements or assurances made by Morgans (on its own behalf and on behalf of the Morgans Affiliates), 495 Geary, Lessee, Tarsadia or Lessors, and any of their respective affiliates, and their respective agents, employees, representatives, attorneys or officers, as an inducement or otherwise, to Lessee’s, 495 Geary’s, Lessors’, Tarsadia’s and Morgans’ respective execution hereof. No amendment of this Agreement shall be binding unless in writing and executed by all of the parties hereto.
9.9 Further Assurances. Whenever and so often as requested by a party, the other party will promptly execute and deliver or cause to be executed and delivered all such other and further instruments, documents or assurances, and promptly do or cause to be done all such other and further things as may be necessary and reasonably required in order to further and more fully vest in such requesting party all rights, interests, powers, benefits privileges and advantages conferred or intended to be conferred upon it by this Agreement.
9.10 Non-Waiver. The failure or delay (without regard to the length of time of such failure or delay) by either party to enforce or insist on the strict performance of any covenant, term, obligation, provision, right, option or condition hereunder, or to pursue any action, claim or right arising from any breach, default, or non-performance of any term, obligation or provision of this Agreement, shall not constitute or be construed as a waiver or forgiveness of such covenant, term, obligation, provision, right, option, condition, breach, default or non-performance. To be binding upon and against a party, any waiver must (a) be in writing, (b) be delivered to the party in whose favor the waiver is made (in accordance with the provisions of Article VIII hereof), and (c) identify and specify, in reasonable detail, the covenant, term, obligation, provision, right, option, condition, breach, default or non-performance being waived; any purported waiver not complying therewith shall not be effective or binding on the parties hereto. In addition, any previous waiver for the benefit of a party may not be relied upon or be enforced by such party’s successors and assigns, and shall not be binding on the waiving party. Under no circumstances shall a waiver by either party complying with the provisions hereof constitute or be construed as a continuing waiver of any subsequent failure, default, breach or non-performance of any covenant, term, obligation, provision, right, option or condition under this Agreement.

9.11 Headings. The headings of this Agreement are for purposes of convenience only and shall not limit or define the meaning of the provisions of this Agreement.
9.12 Construction of Agreement. The parties hereto have negotiated this Agreement at length, and have had the opportunity to consult with, and be represented by, their own competent counsel. This Agreement is, therefore, deemed to have been jointly prepared. In determining the meaning of, or resolving any ambiguity with respect to, any word, phrase or provision of this Agreement, no uncertainty or ambiguity shall be construed or resolved against any party under any rule of construction, including the party primarily responsible for the drafting and preparation of this Agreement.
The words “herein,” “hereof,” “hereunder” and words of similar reference shall mean this Agreement. The words “this Agreement” include the exhibits, schedules addenda and any future written modifications, unless otherwise indicated by the context. All words in this Agreement shall be deemed to include any number or gender as the context or sense of the Agreement requires. The words “will,” “shall” and “must” in this Agreement indicate a mandatory obligation. The use of the words “include,” “includes” and “including” followed by one or more examples is intended to be illustrative and is not a limitation on the scope of the description or term for which the examples are provided. All dollar amounts set forth in this Agreement are stated in United States Dollars, unless otherwise specified. The words “day” and “days” refer to calendar days unless otherwise stated. The words “business day” refer to a day other than a Saturday, Sunday or legal holiday on which banking institutions are closed. The words “month” and “months” refer to calendar months unless otherwise stated. The words “year” and “years” refer to calendar years unless otherwise stated.
9.13 No Third-Party Beneficiaries. Morgans, 495 Geary, Lessee, Tarsadia and Lessors agree that there are no third parties who are intended to benefit from or who are entitled to rely on any of the provisions of this Agreement except the parties’ successors, assigns and lenders. No third party (other than the parties’ successors, assigns and lenders) shall be entitled to assert any claims or to enforce any rights whatsoever pursuant to this Agreement. Except as set forth in the preceding sentences of this Section 9.13, the covenants and agreements provided in this Agreement are solely for the benefit of Morgans, 495 Geary, Lessee, Tarsadia and Lessors and their permitted successors and assigns respectively.
9.14 Facsimile Signatures. The execution of this Agreement and all Notices given hereunder and all amendments hereto, may be effected by facsimile signatures, all of which shall be treated as originals; provided, however, that the party receiving a document with a facsimile signature may, by Notice to the other, require the prompt delivery of an original signature to evidence and confirm the delivery of the facsimile signature. Lessors, Tarsadia, Lessee, 495 Geary, and Morgans each intend to be bound by its respective facsimile transmitted signature, and is aware that the other party will rely thereon, and each party waives any defenses to the enforcement of the Agreement, and documents, and any Notices delivered by facsimile transmission.

9.15 Waiver of Jury Trial. ALL DISPUTES WITH RESPECT TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTION GIVING RISE TO THIS AGREEMENT, SHALL BE TRIED BEFORE A JUDGE IN A COURT OF COMPETENT JURISDICTION AS PROVIDED HEREIN, WITHOUT A JURY. THE JUDGE IN SUCH COURT OF COMPETENT JURISDICTION SHALL HAVE THE POWER TO GRANT ALL LEGAL AND EQUITABLE REMEDIES. BY EXECUTING THIS AGREEMENT, EACH PARTY HEREBY WAIVES AND COVENANTS NOT TO ASSERT THEIR CONSTITUTIONAL RIGHT TO TRIAL BY JURY OF ANY DISPUTES RELATING TO THIS AGREEMENT AND/OR THE ACTS OR OMISSIONS OF A PARTY HERETO THEREUNDER, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, OR RELATED OR INCIDENTAL TO, THE TRANSACTION GIVING RISE TO THIS AGREEMENT. THIS MUTUAL WAIVER OF JURY TRIAL SHALL BE BINDING UPON THE RESPECTIVE SUCCESSORS AND ASSIGNS OF SUCH PARTIES AND UPON ALL PERSONS AND ENTITIES ASSERTING RIGHTS OR CLAIMS OR OTHERWISE ACTING ON BEHALF OF A PARTY AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS.

X.
EXECUTION
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 17th day of September, 2010.

LESSORS:

HASINA, LLC, a California limited liability company

BY:	TUP ONE, LLC, a California limited liability company, its Manager

By:

Name:

Title:

TARSTONE HOTELS, LLC, a Delaware limited liability company

By:

Name:

Title:

KALPANA, LLC, a California limited liability company

BY:	MKP ONE, LLC, a California limited liability company, its Manager

By:

Name:

Title:

RIGG HOTEL, LLC, a California limited liability company

By:

Name:

Title:

[SIGNATURES CONTINUTED ON NEXT PAGE]

JRIA, LLC, a Delaware limited liability company

BY:	TUP ONE, LLC, a California limited liability company, its Manager

By:

Name:

Title:

TARSADIA:

TARSADIA HOTELS, a California corporation

By:

Name:

Title:

LESSEE:

CLIFT HOLDINGS, LLC, a Delaware limited liability company

By:

	Name:	Fred J. Kleisner
	Title:	Chief Executive Officer

MORGANS:

MORGANS HOTEL GROUP CO., a Delaware corporation

By:	/s/

	Name:	Fred J. Kleisner
	Title:	Chief Executive Officer

495 GEARY:

495 GEARY, LLC, a Delaware limited liability company

By:	/s/

	Name:	Fred J. Kleisner
	Title:	Chief Executive Officer